SKYWORKS
BREAKTHROUGH SIMPLICITY

February 11, 2004

Mr. Allan M. Kline

RE: Change of Control Agreement

Dear Allan:

The letter is to confirm the change of control protection that we have offered you in connection with your employment as Skyworks Solutions, Inc.'s ("Skyworks") Chief Financial Officer.

If a Change of Control occurs on or before November 24, 2005, and Skyworks (or its successor) subsequently terminates your employment without Cause within one (1) year after such Change of Control, then Skyworks (or its successor) will provide you with salary continuation payments at your then current base salary rate (less applicable taxes) and continued medical, dental and vision benefits for a period of twelve (12) months following your termination; provided, however, that such payments and benefits shall (i) be contingent on you signing Skyworks' standard release of claims agreement, (ii) be reduced by the amount of any compensation you receive from any person or entity for services rendered by you during the salary and benefits continuation period, and (iii) cease completely if you engage in any activities, conduct or enterprises on behalf of yourself or any other person or entity that are in any way competitive with Skyworks (or any of its subsidiaries).

For purposes of the immediately preceding paragraph only: (A) a "Change of Control" shall be deemed to occur if the Continuing Directors shall have ceased to constitute a majority of the Board of Directors of Skyworks (or its successor) as a result of a merger, acquisition, consolidation, reorganization, or sale of substantially all of the assets of Skyworks. For purposes of this letter agreement only, a "Continuing Director" shall include any member of the Board of Directors of Skyworks as of the effective date of this letter and any person nominated for election to the Board of Directors of Skyworks by a majority of the then Continuing Directors that are eligible to make such nominations under any rule or regulation of the Nasdaq National Market and any other applicable rules, regulations or laws as may be in effect from time to time; and (B) Cause shall mean: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct detrimental to the Company (or any of its subsidiaries); (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or failure to substantially perform your duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness); or (iv) negligence in performing your duties as an employee of the Company.

If you have any questions, please let me know.

Sincerely,

Skyworks Solutions, Inc.
George LeVan
Vice President, Human Resources

SKYWORKS